Exhibit 99.1

MEDIA CONTACT:
Terry Balluck
Kimberly-Clark Corp.
media.relations@kcc.com

Kimberly-Clark Names Mark Smucker to Board of Directors

DALLAS, September 18, 2019 - Kimberly-Clark Corporation (NYSE: KMB) today announced that Mark T. Smucker was elected to its board of directors, effective immediately.

"Mark will be a great addition to our board," said Thomas J. Falk, Executive Chairman of Kimberly-Clark. "His marketing and innovation experiences leading the J.M. Smucker Company’s portfolio of brands will be valuable in our board discussions."

Mr. Smucker serves as President and CEO of The J.M. Smucker Company (Smucker), and is the fifth generation of the Smucker family to lead the iconic 122-year old company. The Smucker portfolio is comprised of America’s best-known food brands, and its products can be found in 90% of U.S. households. Under his leadership, the company continues to capitalize on its deep understanding of consumer preferences to stay at the forefront of the dynamic packaged foods landscape, particularly in the categories of coffee, pet food and snacks.

In addition to the Smucker board, Mr. Smucker serves as a director of the Grocery Manufacturers Association and Greater Cleveland Partnership, an advisor on the LeBron James Family Foundation and Thunderbird Strategic Advisory Council, and a member of the Fortune CEO Initiative.

About Kimberly-Clark
Kimberly-Clark and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold the No. 1 or No. 2 share position in 80 countries. We use sustainable practices that support a healthy planet, build stronger communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 147-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.

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